EXHIBIT 12

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS (1)

    The ratio of earnings to combined fixed charges and preferred stock dividends are as follows:


                                                           Year Ended December 31,
                                                           -----------------------
                                                  1999     1998     1997     1996     1995
                                                  ----     ----     ----     ----     ----
 Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends (1) ...........  1.77X    2.04X    2.48X    2.66X    2.92X

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(1) For purposes of calculating  the ratio of earnings to combined fixed charges and preferred stock dividends, net earnings (before non-recurring items) has been added to fixed charges, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs, and for each of the three years ended December 31, 1997, 1998 and 1999, cumulative preferred stock dividends are included starting as of the dates of issuance of the Series A Cumulative Preferred Stock and Series B Cumulative Preferred Stock.